Exhibit 99.1

GILEAD  SCIENCES ANNOUNCES EARLY TERMINATION OF HART-SCOTT-RODINO WAITING PERIOD FOR THE JAPAN TOBACCO LICENSE FOR JTK-303

FOSTER CITY, Calif.—(BUSINESS WIRE)—April 4, 2005—Gilead Sciences, Inc. (Nasdaq:GILD) today announced that the company has received early termination by the United States Federal Trade Commission (the “FTC”) of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the licensing agreement announced on March 22, 2005 granting Gilead exclusive rights to develop and commercialize Japan Tobacco Inc.’s novel HIV integrase inhibitor (JTK-303) in all countries of the world, excluding Japan. The JTK-303 license agreement, which was subject to clearance by the FTC, is now effective as a result of the FTC’s early termination of the required waiting period without any request for additional information.

JTK-303 has previously been evaluated in a Phase I study in Japan to assess bioavailability and pharmacokinetics in healthy volunteers. Gilead plans to initiate Phase I/II clinical studies in HIV-positive patients by mid-year.

About Gilead Sciences

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including risks related to Gilead’s ability to develop and commercialize this product. For example, initiating and completing clinical trials may take longer or cost more than expected. These risks, uncertainties and other factors could cause actual results to differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. These and other risks are described in detail in the Gilead Annual Report on Form 10-K for the year ended December 31, 2004, filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to Gilead and Gilead assumes no obligation to update any such forward-looking statements.

For more information on Gilead, please call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235) or visit www.gilead.com.

CONTACT: Gilead Sciences, Inc.
Susan Hubbard, 650-522-5715 (Investors)
Erin Edgley, 650-522-5635 (Media)

SOURCE: Gilead Sciences, Inc